Exhibit 23.1
Consent of Child, Van Wagoner & Bradshaw, PLLC

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Bestway Coach Express, Inc.

We consent to the incorporation by reference in the Registration Statement of Bestway Coach Express, Inc. on Form S-8, pertaining to 100,000 shares of its common stock, of our Report of Independent Registered Public Accounting Firm, dated February 8, 2006, with respect to the financial statements of Bestway Coach Express, Inc. included in the annual report on Form 10-KSB, comprising the consolidated balance sheets as at November 30, 2005 and 2004, the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended November 30, 2005 and 2004, as filed with the Securities and Exchange Commission.

Child, Van Wagoner & Bradshaw, PLLC
Kaysville, Utah
November 1, 2006